Exhibit 99.1

News Release

Independent Bank Corporation
4200 East Beltline
Grand Rapids, MI 49525
616.527.5820

For Release:	Immediately

Contact:	William B. Kessel, President and CEO, 616.447.3933
Robert N. Shuster, Chief Financial Officer, 616.522.1765

INDEPENDENT BANK CORPORATION REPORTS
2015 FIRST QUARTER RESULTS

GRAND RAPIDS, Mich., Apr. 20, 2015 - Independent Bank Corporation (NASDAQ: IBCP) reported first quarter 2015 net income of $3.8 million, or $0.16 per diluted share, versus net income of $3.1 million, or $0.13 per diluted share, in the prior-year period.

2015 highlights include:

•	Net income increased $0.6 million, or 20.5%, over 2014;
•	A sequential quarterly increase in net interest income;
•	Strong mortgage-banking activity with quarterly year-over-year gains on mortgage loans up $1.0 million, or 87.0%;
•	First quarter net growth in commercial loans of $19.4 million, or 11.4% annualized;
•	Continued improvement in asset quality metrics with a $1.2 million, or 5.7%, decline in non-performing assets during the first quarter;
•	Growth in tangible book value per share to $10.94 at March 31, 2015 compared to $10.79 at December 31, 2014.

William B. (“Brad”) Kessel, the President and Chief Executive Officer of Independent Bank Corporation, commented: “We are very pleased to report a solid start to 2015.  Strong commercial loan growth, increased mortgage loan originations and sales, and improved asset quality metrics led to a 20.5% increase in our net income.  Further, despite continued pressure from the low interest rate environment, we did achieve modest growth in both net interest income and our net interest margin on a sequential quarterly basis.  As to two previously announced initiatives, we remain on track to complete the consolidation of six branch offices by Apr. 30, 2015, and we acquired approximately 71,000 shares of our common stock under our share repurchase plan.  As we look ahead to the remainder of 2015, we remain focused on loan growth, stable to improving asset quality, building core deposits and seeking further reductions in non-interest expenses.”

Operating Results

The Company’s net interest income totaled $18.1 million during the first quarter of 2015, a decrease of $0.4 million, or 2.1%, from the year-ago period, and an increase of $0.03 million, or 0.2% from the fourth quarter of 2014.  The Company’s tax equivalent net interest income as a percent of average interest-earning assets (the “net interest margin”) was 3.57% during the first quarter of 2015 compared to 3.79% in the year ago period, and 3.56% in the fourth quarter of 2014.  The year-over-year quarterly decrease in net interest income is due to the decline in the net interest margin that was only partially offset by an increase in average interest-earning assets.  The decrease in the net interest margin is primarily due to the prolonged low interest rate environment that has resulted in declining average yields on the Company’s loan portfolio.  Average interest-earning assets were $2.06 billion in the first quarter of 2015 compared to $1.99 billion in the year ago quarter and $2.03 billion in the fourth quarter of 2014.

Non-interest income totaled $9.0 million in both the first quarter of 2015 and 2014.  Service charges on deposit accounts declined $0.2 million, or 6.7%, in the first quarter of 2015 compared to the year ago period due principally to a decrease in non-sufficient funds (“NSF”) occurrences and related NSF fees. Interchange income increased by $0.2 million, or 10.4%, in the first quarter of 2015 compared to the year ago period.  The increase in interchange income in 2015 as compared to 2014 primarily results from a new Debit Brand Agreement with MasterCard (which replaced our former agreement with VISA) that was executed in January 2014.  The Company began converting its debit card base to MasterCard in June 2014 and completed the conversion in September 2014.

Gains on mortgage loans increased $1.0 million in the first quarter of 2015 compared to the year ago period due primarily to increases in mortgage loan originations and sales.  The increase in mortgage lending and sales volumes principally reflects a rise in refinance volume resulting from a year-over-year decrease in mortgage loan interest rates. Mortgage loan servicing generated a loss of $0.4 million and income of $0.3 million in the first quarters of 2015 and 2014, respectively.  This quarterly comparative variance is primarily due to changes in the valuation allowance on and the amortization of capitalized mortgage loan servicing rights.  The first quarter of 2015 included a $0.7 million impairment charge on capitalized mortgage loan servicing rights.

Non-interest expense totaled $22.2 million in the first quarter of 2015, compared to $22.4 million in the year-ago period, representing a decrease of $0.2 million, or 1.1%.  Several categories of expenses declined in the first quarter of 2015 as compared to the year ago period, including:  occupancy, data processing, loan and collection, furniture, fixtures and equipment, communications, legal and professional fees, FDIC deposit insurance, interchange expense and credit card and bank service fees.  First quarter 2015 compensation expense includes $0.2 million of severance costs related to the Company’s branch consolidation and other personnel reductions.

The Company recorded an income tax expense of $1.8 million and $1.5 million in the first quarters of 2015 and 2014, respectively.

Asset Quality

Commenting on asset quality, President and CEO Kessel added:  “We continue to make progress in further improving asset quality, as evidenced by declines in non-performing assets, loan net charge-offs, and credit related expenses.  In addition, thirty- to eighty-nine day delinquency rates at Mar. 31, 2015 were 0.07% for commercial loans and 0.82% for mortgage and consumer loans.  These early stage delinquency rates continue to be well-managed.”

A breakdown of non-performing loans(1) by loan type is as follows:

Loan Type	3/31/2015	12/31/2014	3/31/2014
	(Dollars in Thousands)
Commercial	$4,705	$4,573	$7,813
Consumer/installment	1,388	1,595	1,804
Mortgage	8,683	9,056	11,203
Payment plan receivables(2)	11	14	6
Total	$14,787	$15,238	$20,826
Ratio of non-performing loans to total portfolio loans	1.04%	1.08%	1.53%
Ratio of non-performing assets to total assets	0.88%	0.96%	1.72%
Ratio of the allowance for loan losses to non-performing loans	166.90%	170.56%	146.15%

(1)	Excludes loans that are classified as “troubled debt restructured” that are still performing.
(2)	Represents payment plans for which no payments have been received for 90 days or more and for which Mepco has not yet completed the process to charge the applicable counterparty for the balance due. These balances exclude receivables due from Mepco counterparties related to the cancellation of payment plan receivables.

Non-performing loans decreased by $0.5 million, or 3.0%, since year-end 2014, and have declined by $6.0 million, or 29.0%, since Mar. 31, 2014.  The decline in non-performing loans primarily reflects loan charge-offs, pay-offs, negotiated transactions and the migration of loans into ORE.  ORE and repossessed assets totaled $5.7 million at Mar. 31, 2015, compared to $6.5 million at Dec. 31, 2014.

The provision for loan losses was a credit of $0.7 million and an expense of $0.4 million in the first quarters of 2015 and 2014, respectively.  The level of the provision for loan losses in each period reflects the Company’s overall assessment of the allowance for loan losses, taking into consideration factors such as loan mix, levels of non-performing and classified loans and loan net charge-offs.  Loan net charge-offs were $0.7 million (0.19% annualized of average loans) in the first quarter of 2015, compared to $2.3 million (0.69% annualized of average loans) in the first quarter of 2014.  The decline in first quarter 2015 loan net charge-offs compared to year ago levels is primarily due to a $1.7 million decline in commercial loan net charge-offs that was partially offset by a $0.1 million increase in mortgage and consumer/installment loan net charge-offs.  At Mar. 31, 2015, the allowance for loan losses totaled $24.7 million, or 1.73% of portfolio loans, compared to $26.0 million, or 1.84% of portfolio loans, at Dec. 31, 2014.

Balance Sheet, Liquidity and Capital

Total assets were $2.33 billion at Mar. 31, 2015, an increase of $80.6 million from Dec. 31, 2014.  Loans, excluding loans held for sale, were $1.42 billion at Mar. 31, 2015, compared to $1.41 billion at Dec. 31, 2014.  Deposits totaled $2.00 billion at Mar. 31, 2015, an increase of $76.2 million from Dec. 31, 2014.  The increase in deposits is primarily due to growth in checking and savings account balances.

Cash and cash equivalents totaled $101.6 million at Mar. 31, 2015, versus $74.0 million at Dec. 31, 2014. Securities available for sale totaled $571.8 million at Mar. 31, 2015, versus $533.2 million at Dec. 31, 2014.  This $38.6 million increase is primarily due to the purchase of residential mortgage-backed securities, asset-backed securities, and municipal securities during the first quarter of 2015.

Total shareholders’ equity was $253.6 million at Mar. 31, 2015, or 10.89% of total assets.  Tangible common equity totaled $251.1 million at Mar. 31, 2015, or $10.94 per share.  The Company’s wholly owned subsidiary, Independent Bank, remains significantly above “well capitalized” for regulatory purposes with the following ratios:

Regulatory Capital Ratios	3/31/2015	12/31/2014	Well Capitalized Minimum

Tier 1 capital to average total assets	9.70%	10.46%	5.00%
Tier 1 common equity to risk-weighted assets	14.26%	n/a	6.50%
Tier 1 capital to risk-weighted assets	14.26%	15.63%	8.00%
Total capital to risk-weighted assets	15.53%	16.90%	10.00%

Share Repurchase Plan

As previously announced, on Jan. 21, 2015, the Board of Directors of the Company authorized a share repurchase plan.  Under the terms of the share repurchase plan, the Company is authorized to buy back up to 5% of its outstanding common stock.    The repurchase plan is authorized to last through Dec. 31, 2015.  On Feb. 13, 2015 the Company received approval from the Michigan Department of Insurance and Financial Services for an $18.5 million return of capital request from the Company’s wholly-owned subsidiary, Independent Bank.  This return of capital transaction was completed on Feb. 17, 2015.

Thus far in 2015 (through Apr. 17, 2015), the Company had repurchased 70,643 shares of its common stock at a weighted average price of $12.77 per share.

Earnings Conference Call

Brad Kessel, President and CEO, and Rob Shuster, CFO, will review the Company’s first quarter 2015 results in a conference call for investors and analysts beginning at 11:00 am ET on Monday, Apr. 20, 2015.

To participate in the live conference call, please dial 1-866-200-8394. Also the conference call will be accessible through an audio webcast with user controlled slides via the following event site/URL:  http://services.choruscall.com/links/ibcp150420.html.

A playback of the call can be accessed by dialing 1-877-344-7529 (Conference ID # 10062166). The replay will be available through May 4, 2015.

Annual Shareholders Meeting

The Company’s 2015 Annual Meeting of Shareholders is being held at 3:00 pm ET on Tuesday, Apr. 21, 2015.  For the first time, the Company will be conducting its Annual Meeting of Shareholders by means of remote communication via the Internet.  To attend the meeting, please log on to the Internet at www.virtualshareholdermeeting.com/IBCP2015.  At this site a shareholder will be able to vote electronically and submit questions during the meeting.

About Independent Bank Corporation

Independent Bank Corporation (NASDAQ: IBCP) is a Michigan-based bank holding company with total assets of approximately $2.33 billion.  Founded as First National Bank of Ionia in 1864, Independent Bank Corporation operates a branch network across Michigan's Lower Peninsula through one state-chartered bank subsidiary.  This subsidiary (Independent Bank) provides a full range of financial services, including commercial banking, mortgage lending, investments and title services.  Independent Bank Corporation is committed to providing exceptional personal service and value to its customers, stockholders and the communities it serves.

For more information, please visit our Web site at: www.IndependentBank.com.

Any statements in this news release that are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Words such as “anticipates,” “believes,” “contemplates,” “feels,” “expects,” “estimates,” “seeks,” “strives,” “plans,” “intends,” “outlook,” “forecast,” “position,” “target,” “mission,” “assume,” “achievable,” “potential,” “strategy,” “goal,” “aspiration,” “opportunity,” “initiative,” “outcome,” “continue,” “remain,” “maintain,” “on course,” “trend,” “objective,” “looks forward” and variations of such words and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “might,” “can,” “may” or similar expressions, as they relate to Independent Bank Corporation or its management, are intended to identify forward-looking statements. These forward-looking statements are predicated on the beliefs and assumptions of Independent Bank Corporation's management based on information known to Independent Bank Corporation's management as of the date of this news release and do not purport to speak as of any other date. Forward looking statements may include descriptions of plans and objectives of Independent Bank Corporation's management for future or past operations, products or services, and forecasts of Independent Bank Corporation's revenue, earnings or other measures of economic performance, including statements of profitability, business segments and subsidiaries, and estimates of credit trends. Such statements reflect the view of Independent Bank Corporation's management as of this date with respect to future events and are subject to risks and uncertainties. Should one or more of these risks materialize or should underlying beliefs or assumptions prove incorrect, Independent Bank Corporation's actual results could differ materially from those discussed. Factors that could cause or contribute to such differences are changes in general economic, political or industry conditions; changes in monetary and fiscal policies, including the interest rate policies of the Federal Reserve Board; volatility and disruptions in capital and credit markets; the interdependence of financial service companies; changes in regulation or oversight; unfavorable developments concerning credit quality; any future acquisitions or divestitures; the effects of more stringent capital or liquidity requirements; declines or other changes in the businesses or industries of Independent Bank Corporation's customers; the implementation of Independent Bank Corporation's strategies and business models; Independent Bank Corporation's ability to utilize technology to efficiently and effectively develop, market and deliver new products and services; operational difficulties, failure of technology infrastructure or information security incidents; changes in the financial markets, including fluctuations in interest rates and their impact on deposit pricing; competitive product and pricing pressures among financial institutions within Independent Bank Corporation's markets; changes in customer behavior; management's ability to maintain and expand customer relationships; management's ability to retain key officers and employees; the impact of legal and regulatory proceedings or determinations; the effectiveness of methods of reducing risk exposures; the effects of terrorist activities and other hostilities; the effects of catastrophic events; changes in accounting standards and the critical nature of Independent Bank Corporation's accounting policies. Independent Bank Corporation cautions that the foregoing list of factors is not exclusive. For discussion of factors that may cause actual results to differ from expectations, please refer to our filings with the Securities and Exchange Commission. In particular, please refer to “Item 1A. Risk Factors” in Independent Bank Corporation's Annual Report on Form 10-K for the year ended December 31, 2014. Forward-looking statements speak only as of the date they are made. Independent Bank Corporation does not undertake to update forward-looking statements to reflect facts, circumstances, assumptions or events that occur after the date the forward looking statements are made. For any forward-looking statements made in this news release or in any documents, Independent Bank Corporation claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

INDEPENDENT BANK CORPORATION AND SUBSIDIARIES
Consolidated Statements of Financial Condition

	March 31,	December 31,
	2015	2014
	(unaudited)
	(In thousands, except share
	amounts)
Assets
Cash and due from banks	$46,435	$48,326
Interest bearing deposits	55,117	25,690
Cash and Cash Equivalents	101,552	74,016
Interest bearing deposits - time	11,575	13,561
Trading securities	213	203
Securities available for sale	571,762	533,178
Federal Home Loan Bank and Federal Reserve Bank stock, at cost	20,051	19,919
Loans held for sale, carried at fair value	30,932	23,662
Loans
Commercial	710,323	690,955
Mortgage	465,907	472,628
Installment	207,962	206,378
Payment plan receivables	38,767	40,001
Total Loans	1,422,959	1,409,962
Allowance for loan losses	(24,679)	(25,990)
Net Loans	1,398,280	1,383,972
Other real estate and repossessed assets	5,662	6,454
Property and equipment, net	45,220	45,948
Bank-owned life insurance	53,975	53,625
Deferred tax assets, net	46,190	48,632
Capitalized mortgage loan servicing rights	11,318	12,106
Vehicle service contract counterparty receivables, net	7,229	7,237
Other intangibles	2,540	2,627
Accrued income and other assets	22,797	23,590
Total Assets	$2,329,296	$2,248,730

Liabilities and Shareholders' Equity
Deposits
Non-interest bearing	$620,598	$576,882
Savings and interest-bearing checking	988,776	943,734
Reciprocal	58,705	53,668
Retail time	331,095	338,720
Brokered time	1,299	11,298
Total Deposits	2,000,473	1,924,302
Other borrowings	12,468	12,470
Subordinated debentures	35,569	35,569
Vehicle service contract counterparty payables	2,312	1,977
Accrued expenses and other liabilities	24,849	24,041
Total Liabilities	2,075,671	1,998,359

Shareholders’ Equity
Preferred stock, no par value, 200,000 shares authorized; none issued or outstanding	-	-
Common stock, no par value, 500,000,000 shares authorized; issued and outstanding: 22,958,316 shares at March 31, 2015 and 22,957,323 shares at December 31, 2014	351,881	352,462
Accumulated deficit	(94,054)	(96,455)
Accumulated other comprehensive loss	(4,202)	(5,636)
Total Shareholders’ Equity	253,625	250,371
Total Liabilities and Shareholders’ Equity	$2,329,296	$2,248,730

INDEPENDENT BANK CORPORATION AND SUBSIDIARIES
Consolidated Statements of Operations

	Three Months Ended
	March 31, 2015	December 31, 2014	March 31, 2014
		(unaudited)
	(In thousands)
Interest Income
Interest and fees on loans	$17,239	$17,644	$18,215
Interest on securities
Taxable	1,758	1,718	1,383
Tax-exempt	217	161	262
Other investments	338	324	423
Total Interest Income	19,552	19,847	20,283
Interest Expense
Deposits	1,007	1,178	1,293
Other borrowings	454	612	512
Total Interest Expense	1,461	1,790	1,805
Net Interest Income	18,091	18,057	18,478
Provision for loan losses	(659)	(1,087)	428
Net Interest Income After Provision for Loan Losses	18,750	19,144	18,050
Non-interest Income
Service charges on deposit accounts	2,850	3,280	3,055
Interchange income	2,142	2,172	1,941
Net gains (losses) on assets
Mortgage loans	2,139	1,489	1,144
Securities	85	(5)	112
Mortgage loan servicing	(420)	(598)	264
Title insurance fees	256	261	274
Gain on extinguishment of debt	-	500	-
Other	1,910	2,102	2,165
Total Non-interest Income	8,962	9,201	8,955
Non-Interest Expense
Compensation and employee benefits	11,785	12,447	11,238
Occupancy, net	2,419	2,197	2,483
Data processing	1,930	1,879	2,086
Loan and collection	1,155	1,109	1,465
Furniture, fixtures and equipment	952	1,010	1,069
Communications	736	714	789
Advertising	484	646	519
Legal and professional	380	589	401
FDIC deposit insurance	343	332	417
Interchange expense	291	179	402
Credit card and bank service fees	202	212	263
Vehicle service contract counterparty contingencies	29	30	68
Costs related to unfunded lending commitments	16	4	10
Provision for loss reimbursement on sold loans	(69)	-	(481)
Net gains on other real estate and repossessed assets	(39)	(90)	(87)
Other	1,537	1,649	1,758
Total Non-interest Expense	22,151	22,907	22,400
Income Before Income Tax	5,561	5,438	4,605
Income tax expense	1,780	1,536	1,467
Net Income	$3,781	$3,902	$3,138

INDEPENDENT BANK CORPORATION AND SUBSIDIARIES
Selected Financial Data

	Three Months Ended
	March 31, 2015	December 31, 2014	March 31, 2014
	(unaudited)
Per Common Share Data
Net Income Per Common Share
Basic (A)	$0.16	$0.17	$0.14
Diluted (B)	0.16	0.17	0.13
Cash dividends declared per common share	0.06	0.06	-

Selected Ratios (C)
As a Percent of Average Interest-Earning Assets
Interest income	3.86%	3.91%	4.16
Interest expense	0.29	0.35	0.37
Net interest income	3.57	3.56	3.79
Net Income to
Average common shareholders' equity	6.05%	6.19%	5.41
Average assets	0.67	0.69	0.57

Average Shares
Basic (A)	22,996,621	22,952,610	22,887,502
Diluted (B)	23,537,629	23,491,133	23,436,228

(A) Average shares of common stock for basic net income per common share include shares issued and outstanding during the period and participating share awards.

(B) Average shares of common stock for diluted net income per common share include shares to be issued upon exercise of stock options, restricted stock units and stock units for a deferred compensation plan for non-employee directors.

(C) Ratios have been annualized.